     As filed with the Securities and Exchange Commission on July 15, 1997.

                                            Registration No. 333-_______________

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                          FPA MEDICAL MANAGEMENT, INC.
             (Exact name of registrant as specified in its charter)

              Delaware                                      33-0604264
   ------------------------------                 ------------------------------
   (State or other jurisdiction of                       (I.R.S. Employer
   incorporation or organization)                       Identification No.)

     3636 Nobel Drive, Suite 200
        San Diego, California                                  92122
   ------------------------------                 ------------------------------
        (Address of Principal                               (Zip Code)
         Executive Offices)


             HEALTHCAP MANAGEMENT GROUP, INC. 1994 STOCK OPTION PLAN
      HEALTHCAP MANAGEMENT GROUP, INC. QUALITY CONSULTANT STOCK OPTION PLAN
             ------------------------------------------------------
                            (Full title of the plan)

                                James A. Lebovitz
              Senior Vice President, General Counsel and Secretary
                          FPA Medical Management, Inc.
                           3636 Nobel Drive, Suite 200
                           San Diego, California 92122
                                 (619) 453-1000
                         ------------------------------
                          (Name, address and telephone
                          number, including area code,
                              of agent for service)

                         CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------
     Title of              Amount            Proposed Maximum         Proposed            Amount of
   Securities To            To Be             Offering Price      Maximum Aggregate     Registration
   Be Registered         Registered            per Share(1)       Offering Price(1)          Fee
----------------------------------------------------------------------------------------------------
Common Stock,           407,256 shares            $26.50             $10,792,284           $2,159
par value $0.002
per share
----------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices for the Registrant's Common Stock as reported on the Nasdaq National Market on July 8, 1997, the latest practicable date prior to the filing of this Registration Statement.

         This Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act of 1933.

                                     PREFACE


         On June 30, 1997, HealthCap, Inc., a Delaware corporation ("HealthCap"), was merged with and into FPA Acquisition Corp., a California corporation ("Sub") and a wholly owned subsidiary of FPA Medical Management, Inc., a Delaware corporation (the "Registrant"). Pursuant to an Agreement and Plan of Merger among HealthCap, Sub and Registrant dated as of June 5, 1997 (the "Agreement"), certain options (the "Options") issued and outstanding pursuant to the following employee benefit plans of HealthCap (collectively, the "Plans") were assumed by the Registrant:

         -  HealthCap Management Group, Inc. 1994 Stock Option Plan
         -  HealthCap Management Group, Inc. Quality Consultant Stock Option
            Plan


         The Registrant will not issue further options to acquire shares of the Registrant's common stock, par value $0.002 ("Common Stock"), pursuant to the Plans; rather, the purpose of this Registration Statement is solely to provide for the registration of shares of Common Stock issuable upon the exercise of the Options.


                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


*ITEM 1. Plan Information.

*ITEM 2. Registrant Information and Employee Plan Annual Information.

-----------------------

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  Incorporation of Certain Documents by Reference.

         The following documents, filed by the Registrant with the Securities and Exchange Commission (the "SEC"), are incorporated by reference in this Registration Statement:

         (a) The Registrant's Annual Report on Form 10-K as amended by Form 10K/A, for the year ended December 31, 1996;

         (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since December 31, 1996; and

         (c) The description of the Common Stock set forth in the Registrant's Registration Statements pursuant to Section 12 of the 1934 Act, including any amendment or report filed for the purpose of updating such descriptions.

         In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4.  Description of Securities.

         Not applicable.

ITEM 5.  Interests of Named Experts and Counsel.

         Not applicable.

ITEM 6.  Indemnification of Directors and Officers.

         Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify its officers, directors, employees and agents (or persons who have served, at the corporation's request, as officers, directors, employees or agents of another corporation) against expenses, including attorneys' fees, actually and reasonably incurred by any such person in connection with the defense of any action or suit by reason of being or having been an officer, director, employee or agent, if such person shall have acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful, except that if such action shall be by or in the right of the corporation, no such indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware, or the court in which the action or suit was brought, shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    FPA's Certificate of Incorporation, as amended, has the following indemnification provisions:

    "SEVENTH"

    A. Each person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Paragraph B hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article SEVENTH shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article SEVENTH or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

    B. If a claim under Paragraph A of this Article SEVENTH is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of providing such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

    C. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

    D. The Corporation may maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

    FPA's By-laws similarly provide that FPA shall indemnify its officers and directors to the fullest extent permitted by the General Corporation Law of Delaware.

    In addition, FPA has entered into individual indemnification agreements (the "Indemnification Agreements") with each of its directors. The general effect on directors' liabilities is set forth in the provisions of the Indemnification Agreements summarized below:

    Proceedings Other Than Proceedings by or in the Right of FPA. A director shall be entitled to the rights of indemnification if, by reason of his position with FPA, he is, or is threatened to be made, a party to any threatened, pending, or completed proceeding, other than a proceeding by or in the right of FPA. In such case, such director shall be indemnified against all expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such proceeding or any claim, issue or matter therein, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of FPA and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

    Proceedings by or in the Right of Company. Generally, a director shall be entitled to the rights of indemnification if, by reason of his position with FPA, he is, or is threatened to be made, a party to any threatened, pending or completed proceeding brought by or in the right of FPA to procure a judgment in its favor. In such case, the director shall be indemnified against all expenses actually and reasonably incurred by him or on his behalf in connection with such proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of FPA; provided, however, that if applicable law so provides, no indemnification against such expenses shall be made in respect of any claim, issue or matter in such proceeding as to which the director shall have been adjudged to be liable to FPA unless and to the extent that the Court of Chancery of the State of Delaware, or the court in which such proceeding shall have been brought or is pending, shall determine that such indemnification may be made.

    Indemnification for Expenses of a Party Who is Wholly or Partly Successful. Notwithstanding any other provision of the Indemnification Agreements, to the extent that the director is, by reason of his position with FPA, a party to and is successful, on the merits or otherwise, in any proceeding, he shall be indemnified against all expenses actually and reasonably incurred by him or on his behalf in connection therewith. If the director is not wholly successful in such proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such proceeding, FPA shall indemnify the director against all expenses actually and reasonably incurred by him or on his behalf in connection with each successfully resolved claim, issue or matter.

ITEM 7.  Exemption from Registration Claimed.

         Not applicable.

ITEM 8.  Exhibits.

         See Index to Exhibits.

ITEM 9.  Undertakings.

         (a)  The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the informa-tion required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and each filing of the Plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on July 15, 1997.

                                      FPA MEDICAL MANAGEMENT, INC.

                                      By: /s/ James A. Lebovitz
                                          -------------------------------
                                          James A. Lebovitz
                                          Senior Vice President

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed as of July 15, 1997 by the following persons in the capacities indicated. Each person whose signature appears below hereby authorizes and appoints Seth Flam, Steven M. Lash or James A. Lebovitz, and any one of them, as his or her attorney-in-fact, to sign and file on his or her behalf, in the capacities stated below, any and all pre-effective amendments and post-effective amendments to this Registration Statement.


                      SIGNATURE                       TITLE                           DATE

            /s/ Seth Flam                  President, Chief Executive              July 15, 1997
      ----------------------------         Officer and Director
                Seth Flam                  (Principal Executive
                                           Officer)

           /s/ Sol Lizerbram               Director and Chairman of the            July 15, 1997
      ----------------------------         Board of Directors
               Sol Lizerbram

          /s/ Steven M. Lash               Executive Vice President,               July 15, 1997
      ----------------------------         Chief Financial Officer
              Steven M. Lash               and Treasurer (Principal
                                           Financial Officer and Accounting
                                           Officer)

          /s/ Sheldon Derezin              Director                                July 15, 1997
      ----------------------------
              Sheldon Derezin

        /s/ Stephen J. Dresnick            Director and Vice Chairman              July 15, 1997
      ----------------------------         of the Board of Directors
            Stephen J. Dresnick

           /s/ Kevin Ellis                 Director                                July 15, 1997
      ----------------------------
               Kevin Ellis

         /s/ Michael Feinstein             Director                                July 15, 1997
      ----------------------------
             Michael Feinstein

          /s/ Howard Hassman               Director                                July 15, 1997
      ----------------------------
              Howard Hassman

      ----------------------------         Director
           Herbert A. Wertheim

INDEX TO EXHIBITS


Exhibit                                                            Sequentially
Number       Exhibit                                               Numbered Page
------       -------                                               -------------

    *4.1     Registrant's Certificate of                                --
             Incorporation.

   **4.2     Registrant's Bylaws.                                       --


     5       Opinion of James A. Lebovitz
             regarding the legality of
             securities to be offered.

    23.1     Consent of Deloitte & Touche LLP,
             Independent Auditors.

    23.2     Consent of Coopers & Lybrand L.L.P.,
             Independent Auditors

    23.3     Consent of Ernst & Young LLP,
             Independent Auditors

    23.4     Consent of James A. Lebovitz                               --
             (included as part of Exhibit 5).

    24.1     Power of Attorney for Members of
             the Board of Directors of
             Registrant (included on signature page).

    99.1     HealthCap Management Group, Inc. 1994
             Stock Option Plan.

    99.2     HealthCap Management Group, Inc.
             Quality Consultant Stock Option Plan.

---------

 * Incorporated by reference from Registrant's Registration Statement on Form S-1, Registration Number 33-97456.

** Incorporated by reference from Registrant's Annual Report on Form 10-K/A, filed with the Commission on April 29, 1997 .